Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated March 29, 2021 with respect to the financial statements of Glass House Brands Inc. (formerly Mercer Park Brand Acquisition Corp.) as at December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period from April 16, 2019 (date of incorporation) to December 31, 2019 (which expresses an unqualified opinion and included an explanatory paragraph related to the conditions and events that raise substantial doubt on the Corporation’s ability to continue as a going concern), included in Form 20-F of Glass House Brands Inc. (formerly Mercer Park Brand Acquisition Corp.) as filed with the United States Securities Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

December 21, 2022

Toronto, Canada